EXHIBIT 10.15





THIS AGREEMENT   is made as of the 15th  day of   March 1995

BETWEEN: F. H. FAULDING & CO. LIMITED having offices at 160 Greenhill Road,
	      Parkside in the State of South Australia 5063 ("Faulding")

AND: PUREPAC PHARMACEUTICAL CO. having offices at 200 Elmora Avenue, Elizabeth, New Jersey 07207, United States of America ("Purepac").

Faulding possesses certain technology and expertise related to the Product described in Schedule 1.

Purepac, a company with expertise in capsule and tablet technology and in the packaging, promotion and distribution of pharmaceutical products, wishes to obtain the right to import, distribute, promote and sell the Product within the Territory.

Faulding has agreed, subject to the terms and conditions of this Agreement to grant Purepac a non-exclusive license to import, distribute, promote and/or sell the Product in the Territory and to appoint sub-licensees within the Territory.

NOW, THEREFORE, in consideration of the mutual covenants as hereinafter contained, the parties agree as follows:

1.       Definitions

	 As used in this Agreement, the following terms shall have the following meanings:

    "GMP" means good manufacturing practice as required by the regulations of the United States Federal Food and Drug Administration..

	 "License Fee" means the fee of US$70,000 for the grant of the license by Faulding to Purepac under this Agreement, which has been paid by Purepac.

	 "Product" means the product of Faulding and any adaptation or variation or part thereof whatsoever which is listed in Schedule 1 and such other products as may from time to time be added to that Schedule by mutual agreement between the parties.

	 "Regulatory Authority" means the United States Federal Food and Drug Administration and/or any other like authority whether Federal or State regulating the import, distribution, marketing and/or sale in the Territory of therapeutic substances.

	 "Rights" means any copyright, patent, trade mark, design (whether registered or unregistered), logos or any other proprietary or personal rights and includes without limitation all such rights in relation to all drawings, flow charts, models, formulae operating instructions, specifications, lists and compilations of data and other written materials relating to the Product.

	 "Sales Year" means each full fiscal year during which commercial sales of the Product occur in the Territory.

	 "Territory" means the territories listed in Schedule 2 and any other territories as may from time to time be added to that Schedule by mutual agreement between the parties.

	 "Unit" means each one thousand (1,000) capsules, in the case where the Product is supplied by Faulding to Purepac in containers each containing bulk capsules with each capsule containing one hundred
	 (100) milligrams of doxycycline.


2.       Appointment of Distributor

	 Faulding hereby grants to Purepac, and Purepac hereby accepts, the right to import in bulk, package, distribute, promote and sell the Product in the Territory subject to the terms and conditions of this Agreement.


3.       Right to Purchase

	 Faulding hereby grants to Purepac the right to purchase supplies from Faulding of the Product for sale within the Territory.


4.       Distribution and Sale of Product

    4.1 Purepac shall use reasonable efforts, at its expense, to promote, distribute and sell the Product in and throughout the Territory in order to obtain the optimum market potential for the Product within and throughout the Territory.

    4.2 Purepac shall use reasonable efforts to maintain a reasonable adequate level of stock of the Product to meet the market demand for the Product within and throughout the Territory and without limiting the generality of the foregoing, shall hold sufficient stocks of the Product in finished form to meet at least three (3) months requirements of forward budgeted sales in the Territory.

    4.3 Purepac shall prepare, at its cost, estimated annual sales of the Product for discussion with Faulding at least annually.

    4.4 Purepac shall submit to Faulding, in a form satisfactory to Faulding and at Purepac's cost:

	 (a)  bi-annual reports of:
	      (i)  its inventory of the Product; and

	      (ii) sales of the Product for the month and year to date; and

	      (b) annual estimates of Purepac s requirements for the Product, at least three (3) months before the start of each fiscal year or at such other time as Faulding may reasonably request.


5.       Discounts

	 Any discount or rebate given by Purepac to any customer will be borne by Purepac and will not be recoverable from Faulding.


6.       Appointments

    6.1 Subject to the limitations set forth in clause 6.2 hereof, Purepac shall have the right to appoint any private label distributor or unit dose packer to distribute, market, promote and/or sell the Product within the Territory.

    6.2 The appointment of any private label distributor or unit dose packer under clause 6.1 shall be on such terms and conditions as Purepac may reasonably require in writing provided such terms and conditions are not inconsistent with the terms and conditions of this Agreement.

	 Purepac agrees that it shall, at all times, be solely responsible for the acts, deeds or omissions of any private label distributor or unit dose packer appointed pursuant to clause 6.1 and hereby indemnifies Faulding against any and all loss, liability, damage, claims, cost and expense arising from or in connection with such private label distributor's or unit dose packer's acts, deeds or omissions.


7.       Advertising and Promotion

	 Purepac shall ensure, at its cost, that all packaging and labelling used for the Product meets all the requirements under the applicable laws, rules and regulations in the Territory.


8.       Supply of Information to Purepac

	 Faulding shall place at Purepac's disposal its entire know-how:

    (a) concerning the chemical, pharmacological, toxicological and clinical data of the Product;

	 (b) the technical data concerning methods, formulae, and standards to be employed by Purepac in the packaging of the Product; and

	 (c) any special precautions or handling instructions with respect to the Product in order to prevent injury or damage arising from improper handling thereof.

9.       Packaging

	 (a) Purepac agrees that it will prepare and pack the Product in accordance with any applicable law or regulation in the Territory relating to the preparation and packaging of the Product.

    (b) Faulding agrees that it will ship the Product under appropriate storage conditions and will package the Product for shipment according to the laws and regulations of the United States and Australia, as applicable and with all necessary export clearances obtained.


10.      Rights of Faulding

	 Purepac acknowledges and accepts that any and all Rights in, or in relation to, the Product and/or the processes, designs and techniques for its manufacture are owned or controlled by Faulding in and throughout the Territory and agrees not to alter, remove, disguise, tamper or conceal in any way whatsoever any of the Rights on or in relation to the Product and not to sell any of the Product separate from any of the information that may be specifically provided by Faulding for sale with the Product. Labels or notices attached to the Product in its packaged form by Purepac shall provide that the Product is manufactured by Faulding in Australia.


11.      Quality Control

    11.1 Faulding agrees to maintain adequate and appropriate quality control in,respect of its manufacture and packaging in bulk of the Product and to provide Purepac for each lot of Product shipped to Purepac a certified analysis ensuring and warranting that each such lot meets the specification set forth in clause 11.2 hereof. Purepac shall have the right to inspect Faulding's quality control procedures and records during normal business hours upon prior reasonable written notice to Faulding.

    11.2 Faulding shall submit to Purepac an appropriate specification in respect of the Product for each lot shipped to Purepac. Purepac shall have twenty five (25) days after receipt of supplies of the Product manufactured and sold to Purepac pursuant to this Agreement to inspect such Product to determine if it conforms to the applicable specification.

    11.3 Faulding agrees to manufacture the Product in accordance with the regulations of the Regulatory Authority and in conformance with GMP. Faulding acknowledges and agrees that, as the approved site of manufacture of the Product, it may be required to undergo preapproval and other periodic inspections by the Regulatory Authority.

    11.4 Purepac shall give Faulding written notice of any non-conformance within four (4) weeks after receipt of the Product and Faulding agrees that in order to maintain Purepac's ability to supply the Product, such rejected goods shall be replaced by Faulding within four (4) weeks of Faulding's receipt of Purepac's notice of rejection. Thereafter, Faulding and Purepac will mutually agree upon an independent laboratory that will examine the Product in dispute to determine if it conforms to the applicable specification. Both parties agree to abide by the opinion of the independent laboratory. The party in error shall pay the independent laboratory's fees and all transportation, shipping and insurance costs and other fees incident to the shipping of the replacement Product.


12.      Condition of Products

    12.1 Subject to clause 12.2 and to packaging of the Product, Purepac shall offer for sale and sell the Product in the same condition as it is delivered by Faulding. Purepac shall not sell any Product which has been damaged or is otherwise defective.

    12.2 Purepac shall provide suitable storage and handling facilities for the Product to ensure it can be offered for sale and sold in the same condition as it is delivered by Faulding.

    12.3 Purepac shall forthwith inform Faulding by written notice, of any damaged or otherwise defective Product alleged to have been delivered by Faulding and shall upon the request of Faulding return the damaged or defective Product to Faulding forthwith and the reasonable cost of return of such Product shall be borne by Faulding and Faulding shall replace such damaged or defective Product free of charge depending upon Faulding's availability of stocks of the Product and provided that Faulding concludes that such damage or defects have not been caused by Purepac. If Purepac disagrees with Faulding's determination that such damage or defects have been caused by Purepac, then the Product shall be submitted to an independent laboratory, the costs of which shall be paid by the party against whom the discrepancy is resolved.

    12.4 In the event that Purepac determines that a Product should be recalled for any reason, prior to taking any action, it shall give written notice to Faulding specifying its reasons for the necessity of a recall (the "Recall Notice"). If Faulding agrees with the determination made by Purepac as stated in the Recall Notice, Purepac shall handle the administration of the recall and Faulding agrees to replace all Product recalled within one hundred twenty
	 (120) days from the date of the Recall Notice and to reimburse Purepac for all reasonable out-of-pocket expenses relating to such recall. If, within ten (10) days from the date of the Recall Notice, the parties have been unable to reach an agreement concerning the necessity of a recall, the parties agree to submit the Product to an independent laboratory for an independent evaluation (the "Report"), the cost of which shall be paid by the party against whom the discrepancy is resolved. In the event that the discrepancy is resolved against Faulding, Purepac shall handle the administration of the recall and Faulding shall replace all Product recalled within one hundred twenty (120) days from the date of the Report and shall reimburse Purepac for all reasonable out-of-pocket expenses relating to such recall. In the event that the discrepancy is resolved in favor of Faulding and Purepac elects to recall the Product notwithstanding the Report, Faulding shall have no obligation to Purepac with respect to replacement of Product or reimbursement of expenses.

13.      No Sales Outside the Territory

	 To the extent permitted by the prevailing laws in the Territory, Purepac undertakes and agrees that it will not sell any of the Product directly or indirectly outside the Territory nor export any of the Product out of the Territory nor fill any orders for the Product knowing that such orders are intended for sale outside the Territory.


14.      Payments by Purepac

    14.1 Purepac hereby agrees that it will bear all reasonable costs of clinical trials and stability trials in respect of the Product which are required to obtain registration and/or approval to market the Product in the Territory during the term of this Agreement whether those trials are conducted by it or by Faulding and whether or not they have commenced on the date of execution of this Agreement.

    14.2 The price per Unit of the Product purchased by Purepac shall be $(U.S.)148.65, which price the parties shall review on an annual basis or more frequently, if requested in writing by either party. Any amounts due and payable shall be paid in full by Purepac to Faulding within either sixty (60) days from the date of dispatch of the Product or thirty (30) days from receipt of Product at Purepac's premises, whichever is earlier.

    14.3 Purepac shall during the continuance of this Agreement and any extension thereof and thereafter for a period of twelve (12) months after the date of the transactions to which they relate keep at its principal office true and particular accounts and records of all sales of the Product. Faulding or its duly authorized representatives after giving reasonable notice shall have the right during ordinary business hours to inspect and audit the accounts and records referred to in this clause 14.3.

    14.4 Purepac shall not be entitled to a discount or rebate from Faulding on surcharges noted in the invoices such as packing, freight, insurance, government charges, taxes and duties.

    14.5 Property in the Product supplied by Faulding to Purepac under this Agreement will only pass to Purepac at such time as the Products have been paid for in full, provided always that all risk in and to the Product shall pass to Purepac upon delivery to it of the Product.



15.      Delivery

	 All deliveries of Product by Faulding to Purepac will be FOB ex Faulding's factory at Salisbury, South Australia or such other place or places as may be mutually agreed by the parties. The delivery of Product may be in whole or in part of the accepted order. Purepac shall be responsible for the payment of all freight and insurance charges and all fees, taxes, excises, duties, and any other charges which may be assessed against Product ordered from Faulding.


16.      Purchase Orders and Forecasts

	 Purepac shall place written purchase orders with Faulding, receipt of which shall be promptly acknowledged by Faulding in writing, for the quantities and the delivery dates of Product which it desires to purchase under this Agreement. In no event, however, will any such purchase order specify a delivery date of less than ninety (90) days from the receipt of the purchase order by Faulding. Faulding shall confirm to Purepac each purchase order within ten (10) days after its receipt thereof. On or before the effective date of this Agreement, and every three (3) months thereafter during the term of this Agreement, Purepac shall provide Faulding with a forecast of Product to be ordered for delivery during each quarter for the succeeding five (5) quarters. Such forecast shall not be a binding obligation on either party. However, Purepac shall use all reasonable efforts to make each forecast as accurate as possible, particularly forecasts for the next two (2) quarters. Faulding shall not be required to supply during any quarter more than one hundred and ten per cent (110%) of the forecasted amounts so furnished for that period but will use all reasonable efforts to supply the full amount ordered.


17.      Warranties, Indemnities and Insurance

    17.1 Except as otherwise expressly provided in this Agreement, Faulding shall not be bound by or subject to any condition, warranty, obligation or liability of any kind whatsoever in connection with this Agreement, whether such condition, warranty, obligation or liability is implied or imposed by virtue of any applicable statute, statutory rule or regulation or the general law and whether arising out of negligence on the part of Faulding, its servants or agents or otherwise howsoever and Purepac shall indemnify and keep indemnified Faulding against all and any such actions, demands, obligations and liabilities.

    17.2 Purepac agrees to indemnify Faulding against and hold Faulding harmless from any and all loss, liability, damage, claim cost and expense (including without limitation, reasonable attorney's fees) arising from or in connection with the packaging, storage, use, sale and/or shipping of the Product by Purepac or any Sub-Licensee, private label distributor or unit dose packer of Purepac and any claims, express, implied or statutory, made by Purepac or any Sub-Licensee, private label distributor or unit dose packer of Purepac as to the efficacy or safety of the Product including, without limitation, claims made by reference to the labelling or packaging of the Product; provided however that Purepac shall not be required to indemnify Faulding with respect to any loss, liability, damage, claim, cost or expense which results solely from Faulding's breach of its warranties hereunder, or from information about the Product supplied by Faulding to Purepac or contained in regulatory filings within the Territory prepared by Faulding in respect of the Product.

    17.3 Faulding agrees to indemnify Purepac against and hold Purepac harmless from any and all loss (except consequential loss, such as, for example, loss of business or of profits), liability, damage, claim, cost and expense (including, without limitation, reasonable attorney's fees) arising from or in connection with:

	 (a)  the manufacture of the Product by Faulding;

	 (b) any side effects caused by the active ingredient in the Product, notwithstanding the fact that the Product meets, or does not meet, the specification set forth in clause 11.2 hereof;

	 (c)  the breach by Faulding of its warranties hereunder; and

	 (d) any claims, express, implied or statutory, made by Faulding as to the efficacy or safety of the Product, or the use to be made by any purchaser of the Product including, without limitation, claims made by reference to the labelling or packaging of the Product approved by Faulding.

    17.4 Faulding warrants that:

	 (a) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

	 (b) all Product delivered to Purepac pursuant to this Agreement will meet the specification at the time of delivery by Faulding to Purepac and throughout its stated shelf-life, provided such Product has been stored according to Faulding's instructions, but only so long as it remains in the possession of Purepac;

	 (c) all Product manufactured and delivered to Purepac pursuant to this Agreement will be manufactured in a plant which meets the requirements of the Regulatory Authority in the Territory and in accordance with Faulding's approved regulatory filings in the Territory and GMP and will be free and clear of all security interests, liens and other encumbrances of any kind;

	 (d) all Product delivered to Purepac pursuant to this Agreement will have a shelf-life of at least eighteen (18) months, provided that each order placed by Purepac for such Product clearly specifies a minimum eighteen (18) months shelf life, and provided further that such Product has been stored according to Faulding's instructions; and

	 (e) Faulding will not deliver adulterated or misbranded Product to Purepac pursuant to this Agreement.

    17.5 Faulding warrants that it is the owner of the Rights free and clear of any liens or encumbrances of third parties and has sufficient right, title and interest in the Rights to grant the license to Purepac granted hereunder;


    17.6 Purepac warrants that: it has the corporate authority to enter into this Agreement and to perform its obligations hereunder.

    17.7

	 (a) If Purepac or any of its affiliates or subsidiaries or Faulding or any of its affiliates or subsidiaries (in each case an "Indemnified Party") receives any written claim which it believes is the subject of indemnity hereunder by Faulding or Purepac, as the case may be, (in each case as "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified party other than pursuant to this Section 17. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but for the account of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be for the account of the Indemnified Party.

	 (b) The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party.

	 (c) No such claims shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying party.


18.      Regulatory Approval

    18.1 Purepac hereby agrees that it will, when and as required by and at the cost and in the name of Faulding, seek all necessary approvals and/or registrations from the appropriate Regulatory Authority in the Territory to enable the conduct of pharmokinetic and stability trials using the Product and/or the import, distribution, marketing and sale of the Product in the Territory during the term of this Agreement.

    18.2 In the event that any applicable law or regulation in the Territory prevents the grant of such approvals and/or registrations of the Product in the name of Faulding, Purepac will secure such approvals and/or registrations in its own name and at the expense of Faulding on the express understanding that Faulding shall remain the beneficial owner thereof and that such approvals and/or registrations shall be held in trust for the beneficial owner and shall be assigned to Faulding by Purepac at no charge to Faulding or to Faulding's nominee as soon as such assignment is possible but in no event later than the date of expiration or termination of this Agreement. If upon expiration or termination of this Agreement no such assignment may legally be made, such approvals and/or registrations shall forthwith be surrendered for cancellation on the request of Faulding. Upon Faulding's request, Purepac shall promptly deliver to Faulding, or to Faulding's nominee, any documents in its possession relating to such approval and/or registrations and shall execute all such documents as Faulding may deem appropriate to ensure any such assignment or cancellation is effected.

    18.3 Faulding hereby agrees that it will:

	 (a) notify Purepac promptly of any serious and unexpected adverse reactions reported to Faulding resulting from the use of any of the Product and on a regular basis notify Purepac of all other reports of adverse reactions;

	 (b) advise Purepac of any and all changes in manufacture and quality control information provided to the Regulatory Authorities in the Territory before such changes are made;

	 (c) retain a representative sample from each batch of the Product produced by Faulding and retain a portion of each such sample for twelve (12) months past the expiration date stated thereon, for use in the event a later analysis becomes necessary; and

	 (d) perform all stability testing of the Product for required filing for approval to market or for registration in the Territory.

    18.4 Purepac agrees that it will:

	 (a) notify Faulding promptly of any serious and unexpected adverse reactions reported to it or to any sub-licensee of Purepac resulting from the use of the Product and provide to Faulding copies of all other adverse action reports received by it or any sub-licensee of Purepac;

	 (b) notify Faulding promptly of any complaints from third parties involving the Product; and

	 (c) provide all necessary assistance to Faulding in complying with the reporting compliance requirements of the Regulatory Authorities.


19.      Term

	 Subject to clause 24, the term of this Agreement shall be three (3) years from the date of execution of this Agreement and thereafter shall be automatically renewed for successive periods of two (2) years unless either party shall give six (6) months prior written notice to the other party of its intention not to renew this Agreement.


20.      Termination

	 The obligation of the parties set forth in this Agreement may be terminated by notice in writing by either party if the other party shall default in the performance of any of its material obligations under this Agreement and such default shall continue for a period of not less than ninety (90) days after written notice specifying such default shall be been given; by either party if the other party makes an arrangement with its creditors or goes into receivership or liquidation (other than voluntary liquidation) for the purpose of internal reorganization, or if a receiver or a receiver and manager is appointed in respect of the whole or part of the property or business of the party in default or by either party if a major part of the assets or all of the assets of the other party are disposed of or are compulsory acquired by any other person.


21.      Confidential Information

    21.1 All confidential information communicated by Faulding or its employees, servants or agents to or obtained by Purepac or its employees, servants, sub-licensees, private label distributors, unit dose packers or agents (collectively, "Agents") and all other information and other materials supplied to or received by Purepac or its Agents from Faulding or its Agents on a confidential basis shall be kept confidential by Purepac unless the confidential information or such information or materials or part of it is in the public domain other than by breach of this Agreement by Purepac or its Agents, whereupon to the extent that it is public, this obligation of confidentiality shall cease.

    21.2 The obligation of confidence imposed in clause 21.1 shall continue in force for a period of ten (10) years following the termination or expiration of this Agreement.

    21.3 Purepac shall take all reasonable steps to eliminate the risk of unauthorized disclosure of confidential information by obtaining from all of its Agents who may be granted access to any confidential information appropriate nondisclosure agreements.


22.      Assignment

	 Neither party to this Agreement shall assign any rights hereunder to third parties other than the right of payment of monies accrued without the prior written consent of the other party; provided, however, that the restriction contained herein shall in no way limit the rights to sublicense granted to Purepac under this Agreement or the rights of either party to make assignments to affiliates. This Agreement shall be binding upon any permitted assignee or successor of either party.


23.      Entire Agreement

	 This Agreement constitutes the entire agreement of the parties and revokes and supersedes any and all agreements, contracts, understandings or arrangements that might have existed heretofore between the parties regarding the subject matter hereof.


24.      Variations to Agreement

	 Any modification, alteration, change or variation of any term or condition of this Agreement shall be only made in writing, executed by both parties.


25.      Severability

	 The provisions of this Agreement shall be deemed to be severable and any invalidity of any provision of this Agreement shall not affect the validity of the remaining provisions of this Agreement.


26.      Relationship of Parties

	 Nothing contained in this Agreement shall be construed so as to operate or to place any party in the relationship of employee or agent or joint venturer or legal representative of any other party and it is hereby expressly agreed and acknowledged that each of the parties is an independent contracting party which does not have the authority or power for or on behalf of the other party to enter into any contract, to incur debts, to accept money, to assume any obligations or to make any warranties or representations whatsoever.


27.      Waiver

	 The failure of either of the parties to insist upon a strict performance of any of the terms and provisions herein shall not be deemed a waiver of any subsequent breach or default in the terms or provisions of this Agreement.


28.      Notices

	 Any notice or other communication provided for or permitted in this Agreement shall be in writing and shall be sent by certified or registered airmail with postage prepaid, by hand delivery, or by facsimile transmission to the parties as follows:

	 TO FAULDING:

	 The Company Secretary
	 F. H. FAULDING & CO. LIMITED
	 160 Greenhill Road
	 Parkside South Australia  5063
	 Telephone No:  (08) 372 1500
	 Facsimile No:  (08) 373 3120


	 TO PUREPAC:

	 The President
	 PUREPAC PHARMACEUTICAL CO.
	 200 Elmora Avenue
	 Elizabeth New Jersey 07207   USA
	 Telephone No:  (201) 527-9100
	 Facsimile No:  (201) 527-0649

	 or such other address or person as either party may specify by notice in writing to the other. Any notice or other communication under this clause shall be deemed to have been duly given or made:

	 (a) ten (10) days after being deposited in the mail with postage prepaid;

	 (b)  when delivered by hand; or

	 (c) if sent by facsimile transmission, upon confirmation of successful transmission of the facsimile to the recipient generated by the sender's facsimile machine.


29.      Force Majeure

	 Neither party shall be responsible or liable to the other party for, nor shall this Agreement be terminated as a result of, any failure to perform any of its obligations hereunder (with the exception of payment of monies due and owing), if such failure results from circumstances beyond the control of such party, including, without limitation, requisition by any government authority or the effect of any statute, ordinance or governmental order or regulation, wars, strikes, lockouts, riots, epidemic, disease, act of god, civil commotion, fire, earthquake, storm, failure of public utilities, common carriers or any other circumstances, whether or not similar to the above causes. In the event such force majeure continues for a period of more than one hundred and eighty (180) days, the party not the victim of the force majeure may terminate this Agreement on thirty (30) days written notice to the other party.


30.      Governing Law

	 This Agreement shall be construed with and in accordance with and governed by the laws of the State of New Jersey, United States of America and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New Jersey.


31.      Execution of All Necessary Additional Documents

	 Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to effectuate the provision and purposes of this Agreement.


 32.     Headings

	 The headings used in this Agreement are intended for guidance only and shall not be considered part of this written understanding between the parties hereto.


    IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.


			PUREPAC PHARMACEUTICAL CO.


			By: /s/
			   --------------------------



			F. H.  FAULDING & CO. LIMITED


			By: /s/
			   --------------------------




							   SCHEDULE  1


The Product

Generic version of Faulding's doryx product which is licensed in the United States to Warner-Lambert Company.





							    SCHEDULE  2


The Territory

The United States of America and its commonwealth states.